Exhibit 99.3

400 Centre Street, Newton, MA 02458-2076	tel: (617) 796-8350 fax: (617) 796-8385

FOR IMMEDIATE RELEASE

Contact:

Timothy A. Bonang

Manager of Investor Relations

(617) 796-8149

www.fivestarqualitycare.com

Five Star Leases Three Communities

Newton, MA (October 2, 2006). Five Star Quality Care, Inc. (AMEX: FVE) today announced it has leased three senior living communities with 304 living units from Senior Housing Properties Trust (NYSE: SNH). A summary description of these communities is as follows:

	Type of		Units		Total	Private	Recent
Location	Property	IL	AL	SNF	Living Units	Pay Revenues	Occupancy
Savannah, GA	CCRC	112	42	40	194	93%	91%
Oxford, MS	AL	0	55	0	55	100%	95%
Southhaven, MS	AL	0	55	0	55	100%	98%
TOTAL		112	152	40	304

CCRC means continuing care retirement community.

IL means independent living.

AL means assisted living.

SNF means skilled nursing facility.

Private Pay Revenues means revenues which are not Medicare or Medicaid.

The rent payable by FVE to SNH for these three communities will be $2,621,000/year, plus future increases calculated as a percentage of the revenue increases at these communities. These communities will be added to an existing combination lease from SNH to FVE which has a current term ending in 2020, plus tenant renewal options thereafter.

FVE expects that this acquisition may be modestly accretive to earnings in 2007.

Five Star Quality Care, Inc. is a healthcare services company which operates healthcare and senior living communities. Five Star owns, leases and operates two rehabilitation hospitals and 159 senior living communities located in 29 states. Five Star also operates five institutional pharmacies, one of which also provides mail order pharmaceuticals to the general public. Five Star is headquartered in Newton, Massachusetts.

WARNINGS REGARDING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND THE FEDERAL SECURITIES LAWS. FORWARD LOOKING STATEMENTS REPRESENT FVE’S PRESENT BELIEFS AND EXPECTATIONS BUT THEY MAY NOT OCCUR. FOR EXAMPLE, THIS PRESS RELEASE STATES THAT THIS ACQUISITION IS EXPECTED TO IMPROVE FVE’S EARNINGS IN 2007. FOR THIS ACQUISITION TO BE ACCRETIVE TO FVE’S EARNINGS, FVE MUST MAINTAIN AND IMPROVE THE EXISTING REVENUES AND LIMIT OPERATING EXPENSES. IN FACT, OCCUPANCY AT THESE COMMUNITIES MAY DECLINE, REVENUES REALIZED AT THESE COMMUNITIES MAY DECLINE OR OPERATING EXPENSES MAY INCREASE. THESE RESULTS MAY OCCUR FOR NUMEROUS REASONS, INCLUDIING COMPETITION FROM OTHER SENIOR LIVING COMMUNITIES IN AREAS IN WHICH THESE PROPERTIES ARE LOCATED OR FVE’S NEED TO INCREASE WAGES PAID TO EMPLOYEES AT THESE COMMUNITIES AS A RESULT OF AN IMPROVING ECONOMY. SOME OF THESE FACTORS, SUCH AS ACTIONS BY COMPETITORS OR CHANGES IN THE ECONOMY, ARE BEYOND FVE’S CONTROL. FUTURE EARNINGS FROM THESE COMMUNITIES ARE NOT GUARANTEED AND FVE’S LEASING AND OPERATING THESE COMMUNITIES MAY PRODUCE LOSSES. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENTS.

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